News Release

FREYR Battery Reports First Quarter 2023 Results

New York, Oslo, and Luxembourg, May 15, 2023, FREYR Battery (NYSE: FREY) (“FREYR” or the “Company”), a developer of clean, next-generation battery cell production capacity, today reported financial results for the first quarter of 2023.
Highlights of the First Quarter 2023 and Subsequent Events:
•In March, FREYR hosted customers, strategic partners, government officials, and other key stakeholders at the Chapter One opening event at the Company’s Customer Qualification Plant (“CQP”) in Mo i Rana, Norway. The event marked the completion of construction and the start of commissioning of the project that FREYR’s Board of Directors initially authorized in July 2021.
•Following the opening event, FREYR’s project and operations teams have been performing comprehensive commissioning, integration, and production testing activities. With 296 of 388 distinct work packages integrating 35 production equipment packages from 16 discrete suppliers complete, FREYR now expects to begin casting electrodes with active cathode and anode materials in 2Q 2023. In the interim, FREYR’s teams are meticulously tuning in the production line equipment to prepare the operators for the interaction of the various production steps. Operating safely and securely while clearing punch items and conducting initial systems integration processes is a top priority as the active electrode and battery cell production milestones approach.
•FREYR has received a letter from the Norwegian Government stating that it is updating and augmenting its response to the Inflation Reduction Act (“IRA”) and the EU’s Temporary Crisis Transition Framework (“TCTF”). According to the letter, the Norwegian Government is targeting solutions that enhance Norway’s comparative advantages and preconditions. The letter included a reiteration of Norway’s ambition to be an attractive host nation across the battery value chain and to attract large battery related investments in gigafactories through its national battery strategy in close collaboration with the European Union. The Government has also indicated that a detailed summary of its IRA response will be coming this summer.
•With the tailwinds from recently announced support packages for gigafactories in Germany, France, and Spain and in anticipation of a response from the Norwegian Government, FREYR is proceeding with development of Giga Arctic at a measured pace to facilitate the optimization of project economics from a potential incentive package. Developing Giga Arctic and Giga America in parallel is intended to maximize option value for the Company, its customers, and other key stakeholders.
•FREYR’s team has begun accelerated development of Giga America as a multi-phase manufacturing project to maximize the financial benefits of the IRA. The Company is now executing against a plan to develop Giga America in two phases consisting of an initial two production lines of 2.5 GWh of nameplate capacity with targeted Start of Production (“SOP”) in summer 2025, followed by an additional eight production lines yielding a combined total of 38 GWh of nameplate capacity subject to planned production line equipment upgrades and final product specifications.
•FREYR’s financing activities are advancing through project level financing efforts with strategic and financial stakeholders. Discussions include the initial and subsequent phases of Giga America, which is supported by the IRA; and Giga Arctic, which is supported by the ongoing project financing process and the anticipated Norwegian IRA response. Both processes are linked to relevant progress on battery cell performance and operating parameters at the CQP.
•In March, FREYR announced that the Company had entered into discussions to form a strategic coalition with Glencore Plc (LN: GLEN), Caterpillar Inc. (NYSE: CAT), Siemens AG (GY: SIE), and Nidec Corporation (TSE: 6594) to pursue the scale up of sustainable battery solutions across Europe, North America, and beyond. Representatives from each of the four partners subsequently participated in a panel with FREYR at the Chapter One CQP opening event to discuss the aspirations of the coalition.
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•In April, Siemens and FREYR announced that the two companies have established a strategic partnership in alignment with the proposed coalition to achieve giga scale battery production using Siemens’ Xcelerator open digital business platform and the immersive industrial metaverse co-created with Nvidia (NYSE: NVDA) and AWS. Additionally, Siemens and FREYR indicated that they are exploring potential project level financing solutions. The partnership with Siemens is intended to significantly enhance FREYR’s own ongoing developments in leveraging AI and digitally enhanced simulation systems to improve future battery cell performance and reduce testing and production lead-times.
•With the anticipated start of active electrode casting at the CQP approaching and several other strategic and financial initiatives gaining momentum, FREYR is proud to invite its investors, analysts, and partners to the Company’s Chapter Two event, FREYR’s inaugural Capital Markets Day, on June 27th at the New York Stock Exchange. The Chapter Two event will be streamed live and will feature remote video demonstrations of the CQP’s functionality and electrode production on the SemiSolidTM platform from Mo i Rana, Norway.
“The first quarter was punctuated by the start of FREYR’s operational journey on the path to becoming a global producer of clean, next-generation battery cells,” remarked Tom Einar Jensen, FREYR’s Co-Founder and CEO. “With the grand opening of the CQP behind us following the delivery of a remote, industrial scale manufacturing project in under two years, our project, operations, and technology teams have continued to work diligently to conduct the complex and detailed commissioning, integration, and testing activities that will enable us to reach initial battery production and additional milestones in 2023. As a result of their continued dedication and progress, I am very pleased to report that we expect to begin producing electrodes with active cathode and anode materials at the CQP in the current quarter, which is a key milestone as we advance towards fully automated cell production. With the tailwinds from the IRA prompting significant and timely government support for gigafactories in Germany, France, and Spain, FREYR is increasingly well positioned on both sides of the Atlantic as we continue the development of Giga Arctic and Giga America in parallel.”
“We are very happy to announce our phased project development for Giga America with an initial targeted SOP in summer 2025 in Coweta County, Georgia,” commented Jeremy Bezdek, President of FREYR Battery US and EVP of Global Corporate Development. “We currently project that this two-phase, ten production line project could generate up to $8 billion in value to FREYR, and we have initiated a capital raising process focused on project level equity. We believe it’s very attractive for our strategic partners to own plant level equity, and we expect that our shareholders will be pleased that we are pursuing a funding solution for the project that minimizes dilution.”
“As we enter the next phase of FREYR’s evolution, we intend to communicate frequently about the relevant technical milestones associated with scaling up clean battery production from the SemiSolidTM platform, and we will regularly update the market on the achievement of such milestones,” commented Jan Arve Haugan, FREYR’s Chief Operating Officer. “With the help of 24M and our other industrial partners, we are now positioned to begin producing electrodes in the second quarter, with the ramp towards fully automated production to follow.”

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Business Update
•FREYR’s operations team is ramping up activities at the CQP ahead of the anticipated first electrode production in 2Q 2023. In the weeks subsequent to the Chapter One opening event, FREYR has completed 296 of 388 distinct work streams integrating 35 production equipment packages from 16 discrete suppliers.
•Construction of Giga Arctic continues to proceed at a measured pace in anticipation of a potential Norwegian response to the IRA. FREYR spent $64.1 million on previously authorized capital expenditures in 1Q 2023, approximately 75% of which were allocated to Giga Arctic, with the remainder primarily going towards the completion of the CQP.
•The project financing process for Giga Arctic has continued in line with the pace of physical progress on the plant in anticipation of a potential Norwegian response to the IRA. FREYR continues to work with its banks, ECAs, and their consultants, and the opening of the CQP marks a major progress point. Other milestones key to the project financing include the CQP producing testable batteries, acceptance of those batteries by customers, and operational milestones that can be extrapolated to the performance of Giga Arctic from an engineering perspective.
•FREYR is executing the Company’s plan to fast-track development of Giga America. With an accelerated development timeline and detailed project plan now in place, U.S. leadership is actively engaging with potential strategic and financial partners to raise project-level equity for Giga America. If the Company’s capital formation endeavors proceed according to plan, FREYR is targeting a final investment decision on the initial phase of Giga America before year-end 2023.
•In conjunction with the start of Giga America project development, FREYR has launched a capital formation process. For the initial phase, FREYR is working with a financial advisor and is pursuing project level investment from strategic and financial partners to fund the accelerated two-line plan with a targeted SOP in 2025. The Company plans to fund the subsequent phase through a combination of traditional project financing and other instruments.
•Now that the Giga America development plan has been defined, FREYR has accelerated its discussions with the U.S. Department of Energy Loan Production Office, particularly with respect to the eight-line phase of the project. FREYR is also carefully monitoring grant opportunities at the U.S. federal, state, and local levels and received $20 million in cash from Coweta County in 1Q 2023, as well as approval to receive another $7 million from the State of Georgia later this year. These grants are part of the previously announced multiple phase state and local incentive package of approximately $410 million.
•The work on operationalizing the strategic coalition to accelerate the energy transition is progressing. The proposed coalition members have identified core focus areas that will require substantial scale up of sustainable battery solutions. Such focus areas currently include the decarbonization of heavy industry and mining, providing energy as a service product, enabling sustainable supply chains, ensuring recycling and circular solutions as well as the decarbonization of other sectors. Since the launch of this initiative, FREYR has been approached by a broad range of other multinational companies from various sectors expressing interest in joining the coalition.
•FREYR continues to make significant progress developing its global supply chain by evaluating, pursuing, advancing, and signing raw materials agreements with its growing network of partners. In accordance with the Company’s plan to develop Giga Arctic and Giga America in parallel while localizing supply chains, FREYR is expanding existing relationships with suppliers to include U.S. plant development and pursuing backup and alternative sources of key material inputs.

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Overview of Financial Results
•FREYR reported a net loss attributable to ordinary shareholders for the first quarter of 2023 of $(12.7) million, or $(0.09) per diluted share compared to a net loss for the first quarter 2022 of $(34.9) million or $(0.30) per diluted share. The net loss in the first quarter of 2023 was due to corporate overhead, spending to support FREYR's projects and business development activities, and research and development spending, partially offset by gains on foreign currency transactions.
•As of March 31, 2023, FREYR had cash, cash equivalents, and restricted cash of $474.8 million.
Business Outlook
FREYR is focused on advancing the following strategic mandates and milestones:
•Produce the first battery from the CQP, integrate production line equipment modules to reach fully automated production of cells and modules, and ramp production of testable batteries. The capability to produce sample cells from the CQP is expected to accelerate and cement customer dialogues, fortify FREYR’s competitive position, demonstrate the scalability of the 24M manufacturing process, and satisfy key technical performance milestones for financing purposes.
•Accelerate the Company’s expansion in the U.S. to address customer inquiries for fit-for-purpose ESS solutions and to maximize the financial impact of the IRA along with state and local tax incentive packages.
•Work with leading strategic, financial, and government stakeholders to advance FREYR’s capital formation journey. FREYR’s intensifying financing processes include prospective project level investment discussions; engagement with the U.S. Department of Energy to secure financial assistance packages; advancing the Giga Arctic project financing, and a range of industrial partnership opportunities.
•Based on starting operations of a highly automated and significantly simplified battery production process through the 24M platform, FREYR intends to accelerate the development of its proprietary, in-house development of AI and digitally enhanced simulation systems. Battery design and production represent the next frontier in AI-supported production with the potential to dramatically improve future battery cell performance, as well as testing and production lead times in deep collaboration with globally leading companies.
•FREYR and its partners in the planned energy transition coalition intend to work together to take on problems and opportunities that exist across the battery value chain. The group is focused on making a collective effort to solve issues faster while also identifying commercial opportunities for each of the members of the coalition.
•Advance discussions that will further FREYR’s ambition to be an industrial scaling partner of choice for leading complementary technology platforms that target distinct and additional end market applications across the ESS, passenger EV, and commercial electric mobility markets.
•Continue to broaden and augment FREYR’s value proposition with the intention to maximize sustainable long-term shareholder value and enhance the Company’s competitive position. Key objectives in accordance with this strategy are to continue to forge new strategic and financial partnerships that advance and accelerate the Company’s industrialization plan and capital formation.
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Presentation of First Quarter 2023 Results
A presentation will be held today, May 15, 2023, at 8:30 am Eastern Daylight Time (2:30 pm Central European Time) to discuss financial results for the first quarter 2023. The results and presentation material will be available for download at https://ir.freyrbattery.com.
To access the conference call, listeners should contact the conference call operator at the appropriate number listed below approximately 10 minutes prior to the start of the call.
Participant conference call dial-in numbers:
United Kingdom: +44 20 3936 2999
United States: 1 (646) 787 9445
Spain: +34 919 01 16 44
Germany: +49 32 2210983334
Sweden: +46 10 884 80 16
Switzerland: +41 22 518 90 26
The participant passcode for the call is: 230388
A webcast of the conference call will be broadcast simultaneously at https://freyr.eventcdn.net/events/q1-2023-earnings-conference-call on a listen-only basis. Please log in at least 10 minutes in advance to register and download any necessary software.

A replay of the webcast will be available at https://ir.freyrbattery.com/events-and-presentations/Events-Calendar/default.aspx.

***

About FREYR Battery
FREYR Battery aims to provide industrial scale clean battery solutions to reduce global emissions. Listed on the New York Stock Exchange, FREYR’s mission is to produce green battery cells to accelerate the decarbonization of energy and transportation systems globally. FREYR has commenced building the first of its planned factories in Mo i Rana, Norway and announced potential development of industrial scale battery cell production in the U.S. and Vaasa, Finland. FREYR intends to deliver a minimum of 50 GWh of battery cell capacity by 2025, over 100 GWh of annual capacity by 2028, and over 200 GWh of annual capacity by 2030. To learn more about FREYR, please visit www.freyrbattery.com.
Investor contact:
Jeffrey Spittel
Vice President, Investor Relations
jeffrey.spittel@freyrbattery.com
Tel: (+1) 281-222-0161
Media contact:
Katrin Berntsen
Vice President, Communication
katrin.berntsen@freyrbattery.com
Tel: (+47) 920 54 570
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Cautionary Statement Concerning Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, including, without limitation, statements regarding the development, financing, construction, timeline, capacity, and other usefulness of FREYR’s CQP, Giga Arctic, Giga America, and other planned or future production facilities or Gigafactories (collectively, the “FREYR Facilities”); the phased development of Giga America consisting of an initial two production lines of 2.5 GWh of nameplate capacity with targeted start of production in summer 2025, followed by an additional eight production lines, yielding a combined total of 38 GWh of nameplate capacity that could generate up to $8 billion in value to FREYR; the progress and expected outcomes of FREYR’s industrialization plans and capital formation; FREYR’s targeted start of casting electrodes at the CQP with active cathode and anode materials in 2Q, and to reach initial battery production and additional milestones in 2023; the progress and development of FREYR’s strategic and financial partnerships, including the strategic coalition with Glencore Plc, Caterpillar Inc., Siemens AG, and Nidec Corporation; the progress and development of FREYR’s joint ventures and partnerships; the exploration of FREYR's progress toward additional debt or equity capital raises and project level financing efforts, including project financing of Giga Arctic, project-level equity for Giga America, and securing other financial support to fund FREYR’s planned expansions; FREYR’s ability to advance strategic initiatives to further its aspirations to become an industrial partner of choice in the clean battery space; FREYR’s commitment to accelerating its development plans in the U.S. based on the financial incentives attendant to the Inflation Reduction Act or from any state or local governments; the anticipation that the Norwegian Government may provide a favorable response to the Inflation Reduction Act and the EU’s Temporary Crisis Transition Framework; the expectation that the sample cells from the CQP will accelerate customer dialogues, fortify FREYR’s competitive position, demonstrate the scalability of the 24M manufacturing process, and satisfy key technical performance milestones; the progress of discussions that will further FREYR’s ambition to be a scaling partner of choice for leading parallel technology platforms that target distinct and complimentary end market applications across the ESS, passenger EV, and commercial electric mobility spaces; FREYR's partnership with Siemens to achieve giga scale battery production using Siemens’ Xcelerator open digital business platform and to significantly enhance FREYR’s own ongoing developments in leveraging AI and digitally enhanced simulation systems to improve future battery cell performance and reduce testing and production lead-times; FREYR’s intention to maximize sustainable long-term shareholder value and enhance its competitive position; FREYR’s intention to establish decarbonized and localized supply chains, and expanding existing relationships with suppliers to include U.S. plant development and pursuing backup and alternative sources of key material inputs; the development of 24M Technologies, Inc.’s technologies and their use in the FREYR Facilities; and the attainment of operational milestones are forward looking statements.
These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from the expected results. Most of these factors are outside FREYR’s control and are difficult to predict. Additional information about factors that could materially affect FREYR is set forth under the “Risk Factors” section in (i) FREYR’s Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 1, 2022 and (ii) FREYR's Annual Report on Form 10-K for the year ended December 31, 2022 that was filed with the SEC on February 27, 2023, available on the SEC’s website at www.sec.gov.
Except as otherwise required by applicable law, FREYR disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Should underlying assumptions prove incorrect, actual results and projections could differ materially from those expressed in any forward-looking statements.
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FREYR BATTERY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	March 31, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$392,536	$443,063
Restricted cash	82,240	119,982
Prepaid assets	6,070	8,293
Other current assets	11,275	8,117
Total current assets	492,121	579,455

Property and equipment, net	265,439	210,777
Intangible assets, net	2,925	2,963
Long-term investments	22,658	—
Convertible note	—	19,954
Right-of-use asset under operating leases	23,415	14,538
Other long-term assets	14	11
Total assets	$806,572	$827,698

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,941	$6,765
Accrued liabilities and other	43,953	51,446
Share-based compensation liability	4,382	4,367
Total current liabilities	60,276	62,578

Warrant liability	32,439	33,849
Operating lease liability	18,884	11,144
Other long-term liabilities	20,000	—
Total liabilities	131,599	107,571

Commitments and contingencies

Shareholders’ equity:
Ordinary share capital, no par value, 245,000 ordinary shares authorized and 139,854 and 139,705 ordinary shares issued and outstanding, respectively, as of both March 31, 2023 and December 31, 2022	139,854	139,854
Additional paid-in capital	774,069	772,602
Treasury stock	(1,041)	(1,041)
Accumulated other comprehensive (loss) income	(24,624)	9,094
Accumulated deficit	(215,780)	(203,054)
Total ordinary shareholders' equity	672,478	717,455

Non-controlling interests	2,495	2,672
Total equity	674,973	720,127

Total liabilities and equity	$806,572	$827,698
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FREYR BATTERY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In Thousands, Except per Share Amounts)
(Unaudited)

	Three months ended March 31,
	2023	2022
Operating expenses:
General and administrative	$30,002	$24,614
Research and development	4,844	2,859
Share of net loss of equity method investee	25	167
Total operating expenses	34,871	27,640
Loss from operations	(34,871)	(27,640)

Other income (expense):
Warrant liability fair value adjustment	1,405	(8,688)
Convertible note fair value adjustment	1,074	221
Interest income, net	3,003	15
Foreign currency transaction gain (loss)	16,048	(331)
Other income, net	641	1,516
Total other income (expense)	22,171	(7,267)
Loss before income taxes	(12,700)	(34,907)
Income tax expense	(203)	—
Net loss	(12,903)	(34,907)
Net loss attributable to non-controlling interests	177	—
Net loss attributable to ordinary shareholders	$(12,726)	$(34,907)

Weighted average ordinary shares outstanding - basic and diluted	139,705	116,854
Net loss attributable to ordinary shareholders per share - basic and diluted	$(0.09)	$(0.30)

Other comprehensive loss:
Net loss	$(12,903)	$(34,907)
Foreign currency translation adjustments	(33,718)	333
Total comprehensive loss	$(46,621)	$(34,574)
Comprehensive loss attributable to non-controlling interests	177	—
Comprehensive loss attributable to ordinary shareholders	$(46,444)	$(34,574)

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FREYR BATTERY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three months ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(12,903)	$(34,907)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation expense	1,477	2,047
Depreciation and amortization	208	92
Reduction in the carrying amount of right-of-use assets	399	285
Warrant liability fair value adjustment	(1,405)	8,688
Convertible note fair value adjustment	(1,074)	(221)
Share of net loss of equity method investee	25	167
Foreign currency transaction net unrealized gain	(15,488)	—
Changes in assets and liabilities:
Prepaid assets and other current assets	(3,403)	(4,848)
Accounts payable, accrued liabilities and other	21,477	(1,228)
Operating lease liability	(1,862)	(210)
Net cash used in operating activities	(12,549)	(30,135)

Cash flows from investing activities:
Purchases of property and equipment	(64,067)	(7,932)
Investments in equity method investee	(1,655)	(3,000)
Purchases of other long-term assets	(1,000)	—
Net cash used in investing activities	(66,722)	(10,932)

Cash flows from financing activities:
Net cash used in financing activities	—	—

Effect of changes in foreign exchange rates on cash, cash equivalents, and restricted cash	(8,998)	14
Net decrease in cash, cash equivalents, and restricted cash	(88,269)	(41,053)
Cash, cash equivalents, and restricted cash at beginning of period	563,045	565,627
Cash, cash equivalents, and restricted cash at end of period	$474,776	$524,574

Significant non-cash investing and financing activities:
Accrued purchases of property and equipment	$24,402	$11,289

Reconciliation to condensed consolidated balance sheets:
Cash and cash equivalents	$392,536	$523,208
Restricted cash	82,240	1,366
Cash, cash equivalents, and restricted cash	$474,776	$524,574

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